Exhibit 99.1

Neurobiological Technologies Announces
Extraordinary Dividend of $0.18 per share
Company also Announces Timing and Plans to Voluntarily Delist from the Nasdaq Capital Market and Initiate Dissolution Process

Emeryville, CA, November 23, 2009 – Neurobiological Technologies, Inc. (NASDAQ: NTII) (“NTI”) announced today that its board of directors has declared an extraordinary dividend of $0.18 per share of common stock, which will be paid on December 9, 2009 to stockholders of record as of November 30, 2009. The December 9, 2009 extraordinary dividend follows stockholder approval of the dissolution of NTI pursuant to a plan of complete liquidation and dissolution and an earlier extraordinary dividend of $0.75 per share that was paid to shareholders on November 18, 2009. The dividend of $0.18 per share was declared by the board of directors following the Company’s recent sale of auction rate securities as disclosed in the Quarterly Report on Form 10-Q filed with the SEC on November 16, 2009.

NTI also announced plans to file a Form 25 with the Securities and Exchange Commission on December 7, 2009, to effect the voluntary delisting of NTI’s common stock from the Nasdaq Capital Market. The Company expects this voluntary delisting from Nasdaq to become effective on December 17, 2009. NTI also expects to close its stock transfer books and to discontinue recording transfers and issuing stock certificates on December 17, 2009. Thereafter, NTI’s stock may be traded in the OTC or Pink Sheet markets, but the Company will have no involvement in such trading. After December 17, 2009, the Company does not intend to issue press releases or file any reports with the SEC, except for Current Reports on Form 8-K describing material events related to its dissolution and liquidation. Also on December 17, 2009, the Company intends to file a certificate of dissolution in Delaware, its state of incorporation, after which the Company may not carry on any business except that appropriate to wind up and liquidate the business.

A detailed description of the dissolution process is contained in the definitive proxy statement filed with the SEC on September 22, 2009, a copy of which can be viewed on the SEC’s website at www.sec.gov.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biopharmaceutical company historically focused on developing investigational drugs for central nervous system conditions.

SOURCE:	Neurobiological Technologies, Inc. www.ntii.com
CONTACT:	Matthew M. Loar, CFO – 510.595.6000